                         CERTIFICATE OF DETERMINATION
                                      OF
                           SERIES B PREFERRED STOCK
                                      OF
                     ADVANCED MACHINE VISION CORPORATION,
                           A CALIFORNIA CORPORATION

          William J. Young and Alan R. Steel each certifies that:

          1. They are the duly elected and acting Chairman of the Board and Chief Financial Officer, respectively, of Advanced Machine Vision Corporation, a corporation organized and existing under the General Corporation Law of the State of California (the "Corporation").

          2. The number of shares of Series B Preferred Stock is 119,106, none of which has been issued.

          3. The Board of Directors duly adopted the following resolution creating a series of its Preferred Stock designated as Series B Preferred Stock:

          WHEREAS, the Articles of Incorporation of the Corporation authorize the Preferred Stock of the Corporation to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series Preferred Stock and to fix the number of shares and designation of any such series;

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of the class of authorized preferred stock, no par value, of the Corporation ("Preferred Stock"), and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          1.  Designation and Amount.  The shares of the series of Preferred
              ----------------------
Stock hereby established shall be designated as "Series B Preferred Stock" and the number of shares constituting such series shall be 119,106.

          2.  Dividends.  The holders of the Series B Preferred Stock shall have
              ---------
no right to receive dividends.

          3.  Liquidation Preference.
              ----------------------

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Corporation's common stock, no par value ("Common Stock") or Series A Preferred Stock by reason of their ownership thereof, the amount of $22.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              (b) After the payment or distribution to the holders of the Series B Preferred Stock of the full Liquidation Preference set forth above, the holders of the Series B Preferred Stock shall receive no further distribution with respect to such shares.

              (c) For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are sold or exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or
(ii) a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of a majority of the outstanding shares of Series B Preferred Stock, be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in
Section 3(d) below) amounts as specified in Section 3(a) above; provided,
                                                                --------
however, that, in each such case, the applicable transaction shall not be
-------
treated as a liquidation, dissolution or winding up of the Corporation and shall not entitle the holders of Series B Preferred Stock to receive such amounts unless the Corporation's shareholders of record as constituted immediately prior to such acquisition or sale hold less than a majority of the Voting Stock (as defined below) of the surviving corporation or acquiring entity immediately after such acquisition or sale. "Voting Stock" means the capital stock of an entity that is entitled to vote in the election of the Board of Directors of such entity.

              (d) Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

          4.  Repurchase at the Option of the Series B Preferred Shareholders.
              ---------------------------------------------------------------

              Upon the occurrence of a Change of Control (as defined below), each holder of shares of Series B Preferred Stock shall have the right to require the Corporation to repurchase all or any part of such holder's shares of Series B Preferred Stock at a price in cash equal to the greater of (a) $22.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) or (b) the market value of the shares of Class A Common Stock issuable upon conversion of such shares of Series B Preferred Stock, calculated as the average of the closing bid price of the Class A Common Stock for the forty-five (45) consecutive trading days immediately preceding the date of repurchase, subject to the Corporation's ability to legally do so under California General Corporation Law, Chapter 5. The Corporation shall repurchase such shares within 30 days of the receipt of notice by the Corporation that such shareholder has elected to have the Corporation repurchase its shares pursuant to this Section 4.

              "Change of Control" means the occurrence of any of the following:
(i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation, (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or entity becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," such "person" shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 37.5% of the Voting Stock of the Corporation (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors (as defined below) or
(v) the shareholders of the Corporation approve a consolidation of the Corporation with, or a merger of the Corporation with or into, any entity, or the shareholders of the Corporation (if required) or the shareholders of any entity approve a consolidation of such entity with, or merger of such entity with or into, the Corporation, other than any such transaction where the Corporation's shareholders of record immediately prior to such transaction hold more than 80% of the Voting Stock of the surviving corporation or entity immediately after giving effect to such issuance. A Change of Control shall not be deemed to have occurred if any of the above events occur by virtue of transactions effected by FMC Corporation or its affiliates.

              "Continuing Director" means any member of the Board of Directors of the Corporation who (i) was a member of such Board of Directors on the date on which a share of Series B Preferred Stock is first issued (the "Original Issue Date") or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          5.  Voting Rights.
              -------------

              (a) Each holder of shares of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series B Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock (except in the election of directors, which shall be governed by Section 5(c), and except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the By-laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              (b) So long as any shares of Series B Preferred Stock remain outstanding (or, in the case of (vi) and (vii) below, until October 14, 2002 and have not been transferred by the original holder of such Series B Preferred Stock), the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, voting or acting together as a single class, take any of the following actions:

                  (i) take any action which adversely alters or changes or may adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock;

                  (ii) increase or decrease the authorized number of shares of Series B Preferred Stock;

                  (iii) create (by reclassification or otherwise) any class or series of shares having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock;

                  (iv) redeem or repurchase any shares of capital stock (other than repurchases from employees upon termination of employment pursuant to written employment agreements with such employees in effect on the Original Issue Date);

                  (v) enter into any agreement for the redemption or repurchase of any shares of capital stock except pursuant to repurchases permitted pursuant to (iv) above;

                  (vi) merge with or into any other entity or enter into any other corporate reorganization, recapitalization, sale of control or any transaction that, directly or indirectly, results in the sale, license, lease, transfer, conveyance or other disposition of all or substantially all of the assets or properties of the Corporation;

                  (vii) sell, license, lease, transfer, convey or otherwise dispose of the Corporation's Intellectual Property, as defined below;

                  (viii) amend or waive any provision of the Corporation's Articles of Incorporation or By-laws;

                  (ix) purchase, lease or acquire assets or securities of another person or entity, in one or more related or unrelated transactions, if the aggregate consideration paid or payable in all such transactions (other than those in the ordinary course of business) combined exceeds two million dollars ($2,000,000) or any one such transaction exceeds five hundred thousand ($500,000) dollars;

                  (x) issue or distribute any additional equity securities or any other securities convertible or exchangeable into equity securities (other than issuance of shares of Class A Common Stock pursuant to employee stock options or other employee stock plans in effect as of the Original Issue Date and, with the approval of the Board of Directors, shares of Class A Common Stock to unrelated third parties, in arms-length transactions, in consideration for the payment of fair value, that do not exceed 100,000 shares for any fiscal year); or

                  (xi) approves the liquidation, dissolution or winding up of the Corporation.

              "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all good-will associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

              (c) The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors.

          6.  Conversion.  The holders of the Series B Preferred Stock shall
              ----------
have conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert. Each share of Series B Preferred Stock shall
                  ----------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of the Corporation's Class A Common Stock, no par value ("Class A Common Stock") as is determined by dividing $22.00 by the Series B Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The "Series B Conversion Price" shall initially be $2.20 per share of Class A Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

              (b) Automatic Conversion.  Each share of Series B Preferred Stock
                  --------------------
shall automatically be converted into shares of Class A Common Stock at the then-effective Series B Conversion Price, upon the later of (i) the third anniversary of the date of issuance or (ii) the sixtieth day after the termination of that certain Representative Agreement between the Corporation and the initial holder of the Series B Preferred Stock.

              (c) Mechanics of Conversion.
                  -----------------------

                  (i) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.

              (d) Adjustment to Series B Conversion Price for Certain Diluting
                  ------------------------------------------------------------
Issues
------

                  (i) Special Definitions. For purposes of this Section 6(d),
                      -------------------
the following definitions apply:

                      (1) "Options" shall mean rights, options, or warrants to
                           -------
subscribe for, purchase or otherwise acquire Common Stock, Series B Preferred Stock or Convertible Securities (defined below).

                      (2) "Convertible Securities" shall mean any evidences of
                           ----------------------
indebtedness, shares (other than Common Stock or Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                      (3) "Additional Shares of Common Stock" shall mean all
                           ---------------------------------
shares of Common Stock issued (or, pursuant to Section 6(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                          (A) upon conversion of shares of Series B Preferred
Stock;

                          (B) to officers, directors or employees of, or
consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors and shares to unrelated third parties with approval of the Board of Directors (provided that the amount of such shares issued does not exceed 100,000 shares of Common Stock in any fiscal year) (net of any repurchases of such shares, but including all shares issuable upon exercise of Options), subject to adjustment for all subdivisions and combinations;

                          (C) as a dividend or distribution on Series B
Preferred Stock; or

                          (D) for which adjustment of the Series B Conversion
Price is made pursuant to Section 6(e).

                  (ii) No Adjustment of Series B Conversion Price. Any provision
                       ------------------------------------------
herein to the contrary notwithstanding, no adjustment in the Series B Conversion Price for Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to such issue.

                  (iii) Deemed Issuance of Additional Shares of Common Stock. In
                        ----------------------------------------------------
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options (excluding the option granted pursuant to the Series B Preferred Stock Purchase Agreement to FMC Corporation of even date herewith) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series B Preferred Stock, the conversion or exchange of such Convertible Securities or Series B Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (1) no further adjustments in the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities, or Series B Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series B Preferred Stock;

                      (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B Conversion Price shall affect Common Stock previously issued upon conversion of the Series B Preferred Stock);

                      (3) upon the expiration of any such Options or any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (A) in the case of Convertible Securities or Options
for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

                          (B) in the case of Options for Convertible Securities
or Series B Preferred Stock only the Convertible Securities or Series B Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 6(d)(v)) upon the issue of the Convertible Securities or Series B Preferred Stock with respect to which such Options were actually exercised;

                      (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (a) the Series B Conversion Price on the original adjustment date, or (b) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                      (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                  (iv) Adjustment of Series B Conversion Price Upon Issuance of
                       --------------------------------------------------------
Additional Shares of Common Stock.  In the event the Corporation, at any time
---------------------------------
after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(iii) without consideration or for a consideration per share less than the Series B Conversion Price as in effect immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series B Preferred Stock and all

Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

                  (v) Determination of Consideration. For purposes of this
                      ------------------------------
Section 6(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (1) Cash and Property:  Such consideration shall:
                          -----------------

                          (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                          (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                          (C) in the event Additional Shares of Common stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                      (2) Options and Convertible Securities. The consideration
                          ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                          (A) the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series B Preferred Stock, the exercise of such Options for Convertible Securities or Series B Preferred Stock and the conversion or exchange of such Convertible Securities or Series B Preferred Stock by

                          (B) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

              (e) Adjustments to Series B Conversion Price for Stock Dividends
                  ------------------------------------------------------------
and for Combinations or Subdivisions of Common Stock. In the event that the
----------------------------------------------------
Corporation at any time
or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

              (f) Adjustments for Reclassification and Reorganization. If
                  ---------------------------------------------------
the Class A Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(e) above or a merger or other reorganization referred to in Section 3(c) above), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class A Common Stock that would have been subject to receipt by the holders upon conversion of Series B Preferred Stock immediately before that change.

              (g) No Impairment. The Corporation will not, by amendment of
                  -------------
its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

              (h) Certificate as to Adjustment.  Upon the occurrence of each
                  ----------------------------
adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and

(iii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock. Notwithstanding anything herein to the contrary, no adjustment of the conversion price shall be made unless all such adjustments, cumulatively, would require an in crease or a decrease of at least $.02.

              (i) Notices of Record Date. In the event that the Corporation
                  ----------------------
shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer the subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

          Then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Class A Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

              (j) Issue Taxes. The Corporation shall pay any and all issue
                  -----------
and other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be
                       --------  -------
obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

              (k) Reservation of Stock Issuable Upon Conversion. The Corporation
                  ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate.

              (l) Fractional Shares. No fractional share shall be issued upon
                  -----------------
the conversion of any share or shares of Series B Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

              (m) Notices. Any notice required by the provisions of this Section
                  -------
6 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          7.  No Reissuance of the Series B Preferred Stock. No share or shares
              ---------------------------------------------
of the Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

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                      VERIFICATION BY WRITTEN DECLARATION

          William J. Young and Alan R. Steel each declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.



Dated:  October 14, 1998                            /s/  William J. Young
                                                ------------------------------
                                                Name:  William J. Young
                                                Title: Chairman of the Board

                                                    /s/  Alan R. Steel
                                                ------------------------------
                                                Name:  Alan R. Steel
                                                Title: Chief Financial Officer